Exhibit 99.1

Kaleyra to Effect 1-for-3.5 Reverse Stock Split

NEW YORK – March 6, 2023 – Kaleyra, Inc. (NYSE: KLR) (NYSE American: KLR WS) (“Kaleyra” or the “Company”), an enterprise Communication Platform as a Service (CPaaS) business, today announced that the Company’s Board of Directors has approved a 1-for-3.5 reverse stock split of the Company’s issued and outstanding common stock.

On March 6, 2023, Kaleyra, Inc. (the “Company”) announced that following shareholder approval at the Special Meeting of the stockholders held on February 14, 2023, the Company’s Board of Directors has approved a 1-for-3.5 reverse stock split (the “Reverse Stock Split”) of the Company’s issued and outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”) effective upon the related Amendment to the Company’s Second Amended and Restated Certificate of Incorporation becoming effective pursuant to Delaware law. Beginning with the opening of trading on or about March 9, 2023, Kaleyra’s Common Stock will trade on the New York Stock Exchange on a split-adjusted basis under the new CUSIP number 483379202 and will continue to trade under the symbol “KLR.”

As a result of the Reverse Stock Split, every three and one-half (3.5) shares of Common Stock issued and outstanding will be converted into one (1) share of Common Stock. No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares of Common Stock not evenly divisible by the Reverse Stock Split ratio will automatically be entitled to receive an additional fraction of a share of Common Stock to round up to the next whole share.

The Reverse Stock Split will not reduce the number of authorized shares of Common Stock or change the par values of the Common Stock. The Reverse Stock Split will affect all stockholders uniformly and will not affect any stockholder’s ownership percentage of the Company’s shares of Common Stock (except to the extent that the Stock Split would result in some of the stockholders receiving an additional fractional share). All outstanding options, warrants, restricted stock units, and similar securities entitling their holders to receive or purchase shares of Common Stock will be adjusted as a result of the Reverse Stock Split, as required by the terms of each security.

The primary goal of the reverse stock split is to increase the per share market price of the Company’s common stock to meet the minimum $1.00 average closing price requirement for continued listing on the New York Stock Exchange.

The reverse split is expected to reduce the number of shares of the Company’s common stock outstanding on or about March 9, 2023, from approximately 45,851,716 shares to approximately 13,100,491 shares subject to some variability as a result of the fractional upward adjustments. Proportionate adjustments will be made to the exercise prices and the number of shares underlying the Company’s outstanding equity awards, as applicable, as well as to the number of shares issuable under the Company’s equity incentive plans and certain existing agreements. The common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. The reverse stock split will not affect the number of authorized shares of common stock.

Stockholders who hold shares electronically in book-entry form with Continental Stock Transfer & Trust Company (“CST”), the Company’s transfer agent, will not need to take action to receive evidence of their shares of post-Reverse Stock Split common Stock.

Stockholders of record holding certificates holding pre-split shares of the Company’s common stock will receive a letter of transmittal from CST with instructions on how to surrender certificates representing pre-split shares. Stockholders should not send in their pre-split certificates until they receive a letter of transmittal from CST. Unless a stockholder specifically requests a new paper certificate or holds restricted shares, stockholders of record who held pre-split certificates will receive their post-split shares book-entry and will be receiving a statement from CST regarding their common stock ownership post-reverse stock split.

Additional information about the reverse stock split can be found in the Company’s definitive proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission (the “SEC”) on January 9, 2023 which is available free of charge at the SEC’s website, www.sec.gov, and on the Company’s website at https://www.investors.kaleyra.com/.

About Kaleyra

Kaleyra, Inc. (NYSE: KLR) (NYSE American: KLR WS) is a global group providing mobile communication services to financial institutions, e-commerce players, OTTs, software companies, logistic enablers, healthcare providers, retailers, and other large organizations worldwide. Through its proprietary platform and robust APIs, Kaleyra manages multi-channel integrated communication services, consisting of messaging, rich messaging and instant messaging, video, push notifications, e-mail, voice services, and chatbots. Kaleyra’s technology makes it possible to safely and securely manage billions of messages monthly with over 1,600 operator connections in 190+ countries, including all tier-1 US carriers. For more information, please visit www.investors.kaleyra.com.

Kaleyra Contacts

Marketing Contacts:

Zephrin Lasker

Executive Vice President, Marketing & Strategic Alliances

zephrin.lasker@kaleyra.com

Lori Perkins

Senior Director – Marketing and Communications

lori.perkins@kaleyra.com

Investor Contacts:

Colin Gillis

Vice President of Investor Relations

colin.gillis@kaleyra.com

Shannon Devine or Mark Schwalenberg

MZ North America

203-741-8811

KLR@mzgroup.us